Exhibit 99.1
FOR IMMEDIATE RELEASE
Former United States Trade Representative Joins
FedEx Corp. Board of Directors
Board Maintains Amount of Quarterly Dividend
MEMPHIS, Tenn., June 8, 2009 — The Board of Directors of FedEx Corp. (NYSE: FDX) today elected Ambassador Susan C. Schwab, U.S. Trade Representative from 2006 to 2009, as a director. The Board also appointed Ambassador Schwab as a member of its Compensation Committee.
“We are delighted to welcome Ambassador Schwab to our Board of Directors,” said Frederick W. Smith, chairman, president and chief executive officer of FedEx Corp. “As a global company, we look forward to benefiting immediately from her vast experience and knowledge of international trade and policy issues.”
Ambassador Schwab, 54, currently is a professor at the University of Maryland’s School of Public Policy. She served as dean of the school from 1995 to 2003 and was president of the University System of Maryland Foundation before rejoining the U.S. Government in 2005. She also worked in the private sector as director of business development for Motorola in the early 1990s.
Ambassador Schwab has held many distinguished positions in the U.S. Government in addition to serving as the country’s top trade representative. She has been the Director-General of the U.S. & Foreign Commercial Service of the U.S. Department of Commerce; a trade policy officer at the U.S. Embassy in Tokyo, Japan; and a senior aide to former U.S. Senator John C. Danforth.

Ambassador Schwab was awarded a Ph.D. in public administration and international business from The George Washington University, an M.A. in development policy from Stanford University, and a B.A. in political economy from Williams College. She serves on the board of directors of Caterpillar Inc., the board of visitors of the United States Air Force Academy and the board of directors of the Signature Theatre in Arlington, Virginia.
In another action today, the FedEx Board of Directors declared a quarterly cash dividend of $0.11 per share on FedEx Corporation common stock. The dividend is payable July 1, 2009 to stockholders of record at the close of business on June 18, 2009. In connection with today’s dividend declaration, the Board conducted its annual evaluation of the quarterly dividend payment amount, and in light of current macroeconomic conditions, decided not to increase the amount at the present time.
Corporate Overview
FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $38 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 290,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.
Media Contact: Jess Bunn 901-818-7463
Investor Contact: Mickey Foster 901-818-7468
Home Page: fedex.com

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